Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
August 24, 2015

Telenav, Inc.
950 De Guigne Drive
Sunnyvale, California 94085
Re: Registration Statement Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S‑8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about August 24, 2015, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,621,476 shares of your Common Stock (the “Future Issuance Shares”), reserved for future issuance pursuant to the 2009 Equity Incentive Plan, as amended (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuances Shares to be issued under the Plan.
It is our opinion that the Future Issuance Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.